Exhibit 3.2

SOIL RESTORATION NOTE

IROQUOIS VALLEY FARMS LLC
An Illinois Limited Liability Company

THIS SOIL RESTORATION NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"). AS SUCH IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE ISSUANCE OF THIS NOTE AND RESTRICTION ON ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS NOTE TO THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

This Note is unsecured and is subordinate to the Company’s Senior Indebtedness (as defined below).

Insert Principal Amount:	(“Principal Amount”) Please insert amount from Investment Information Page

Insert Payee:	(“Payee”) Please insert Investor Account Name from Investment Information Page

Evanston, Illinois USA

Dated as of:	(Company will insert the date)

FOR VALUE RECEIVED, Iroquois Valley Farms, LLC, an Illinois limited liability company (the "Company"), promises to pay to the order of the Payee (defined above) or the Payee’s permitted assigns, the Principal Amount (defined above), plus interest accrued thereon, pursuant to the terms hereof. The unpaid Principal Amount shall accrue simple interest (calculated on the basis of a 365-day year) at the “Rate” of 2.25% per annum commencing on the date hereof. Subject to Paragraph 2 below, the unpaid Principal Amount and all unpaid interest thereon shall be due and payable in full five (5) years from the date hereof, namely on _________________, 2025 (the "Maturity Date”) subject to the renewal options in Paragraph 4.

1.1.	This Note is one of a group of similar promissory notes (collectively referred to as, the “Notes”) issued pursuant to the terms of that certain Private Placement Memorandum published by the Company and dated March 1, 2020 (the "Memorandum"), to be used by the Company as described in the Memorandum.

1.2.	All accrued and unpaid interest due on this Note shall be paid to the Payee on January 15th and July 15th of each year that this Note is outstanding. The Principal Amount, and any and all accrued and unpaid interest, shall be paid to the Payee on the Maturity Date (subject to the renewal provisions of Paragraph 4). All payments shall be in lawful money of the United States of America at the principal office of the Company or at suchother place as the Payee may time to time designate in writing to the Company. All payments shall be applied first to accrued unpaid interest and thereafter to the Principal.

1.3.	In addition to the simple interest accrued and paid under the terms of the Note, the Company shall accrue and fund a “Soil Restoration Pool” based on the provisions described herein. The Company will use the Soil Restoration Pool to facilitate soil development and the organic transition processes of farmers working with the Company. Potential uses for the Soil Restoration Pool are reimbursements including but not limited to transition expenses, rent or interest reductions, soil fertility expenses, certification costs and agronomy assistance. Company allocations to the Soil Restoration Pool will be determined by multiplying (i) 0.5%, times, (ii) the outstanding Principal of the Note (per annum and pro-rated for partial period ownership). Contributions to the Soil Restoration Pool will be an expense or expenditure of the Company and will be funded from Company operations. Please refer to the Memorandum for more information regarding the Soil Restoration Pool.

1.4.	The indebtedness evidenced by this Note is expressly subordinated in right of payment to the extent and in the manner hereinafter set forth to the prior payment in full of all the Company's Senior Indebtedness (as hereinafter defined). "Senior Indebtedness" shall mean the principal of (and premium, if any) and unpaid interest on (or other payment obligation with respect to) all indebtedness of the Company owed to banks or equipment leasing companies, regardless of whether such indebtedness is secured or unsecured, and regardless of whether such indebtedness is or was incurred prior to or after the date of this Note. Any and all claims arising under or otherwise pursuant to this Note are and shall at all times be subject to and subordinate to the outstanding principal and accrued and unpaid interest of the Senior Indebtedness.

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1.5.	This Note shall be pari passu to the Company's existing unsecured promissory notes, which are in nature and structure consistent with this Note, future Notes issued pursuant to the Private Placement Memorandum, as well as similarly structured promissory notes issued in future offerings.

1.6.	The failure to make any payment of Principal Amount or interest when due hereon followed by the failure to make such payment within ten (10) days after written notice thereof given to the Company by the Payee shall constitute an event of default under this Note. If an event of default occurs, the Principal Amount and all accrued and unpaid interest thereon shall immediately become due and payable upon the Payee's demand. The Payee's failure to exercise any right hereunder shall not constitute a waiver of the right to exercise the same right for any subsequent event of default.

1.7.	The Payee may request to have the Company redeem the Note (a “Redemption”), in whole or in part, at any time, according to the following terms:

1.7.1.	To request a Redemption, the Payee must submit a request in writing detailing the amount of the Note that he/she/it wishes to redeem.
1.7.2.	Within ninety (90) days, the Company will advise the Payee if the requested Redemption will be granted, if at all, in whole or in part. Failure by the Company to respond shall be considered declining the requested Redemption.
1.7.3.	Any Redemption, where granted, shall be subject to an “Early Redemption Fee” calculated based on (I) the number of years until Maturity of the Note at time of Redemption, and (II) the amount to be redeemed by the Company, as follows:

(i)	If the Note is redeemed greater than four (4) years but fewer than five (5) years from Maturity, then the Early Redemption Fee shall equal five percent (5.0%) of the amount redeemed by the Company.

(ii)	If the Note is redeemed greater than three (3) years but fewer than four (4) years from Maturity, then the Early Redemption Fee shall equal four percent (4.0%) of the amount redeemed by the Company.

(iii)	If the Note is redeemed greater than two (2) years but fewer than three (3) years from Maturity, then the Early Redemption Fee shall equal three percent (3.0%) of the amount redeemed by the Company.

(iv)	If the Note is redeemed greater than one (1) year but fewer than two (2) years from Maturity, then the Early Redemption Fee shall equal two percent (2.0%) of the amount redeemed by the Company.

(v)	If the Note is redeemed less than one (1) year from Maturity, then the Early Redemption Fee shall equal one percent (1.0%) of the amount redeemed by the Company.

1.8.	Except as expressly set forth in this Note, the Company waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note. Any notice permitted or required pursuant to this Note shall be sent to the counterparty at its address below via certified mail, return-receipt requested, or via a reputable overnight courier service, in each case with postage pre-paid. Each such notice shall be deemed received by the addressee on the earlier to occur of the actual date of receipt or the third business day following dispatch.

1.9.	In no event shall any Officer, Manager or member of the Company be liable for any amounts due and payable pursuant to this Note. The Payee, and anyone taking through or under the Payee, shall have no recourse against any person except the Company on the basis of the terms and conditions of this Note.

1.10.	The Note shall be governed in all respects by the internal laws of the State of Illinois without regard for its laws as to conflicts of laws. Any and all disputes arising out of related to this Note shall be adjudicated exclusively in the state and federal courts located in Cook County, Illinois.

1.11.	The Note is purchased by the Payee solely for the Payee's own account and not with any plan or view to its resale prior to its Maturity Date. The Payee acknowledges that the Notes have not been registered under the Act. As such, neither this Note nor any of the other Notes may be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement pursuant to the Act as to any such Note or Notes or an opinion of counsel satisfactory to the Company that such registration is not required. Notwithstanding the foregoing, all covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

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IN WITNESS WHEREOF, this Note has been executed and delivered by the Company on the date first above written.

COMPANY:

IROQUOIS VALLEY FARMS LLC, an Illinois limited liability company

By: ________________________

Name: ______________________

Title: _______________________

Address:

P.O. Box 5850

Evanston, IL 60204

PAYEE:

By: ________________________

Name: ______________________

Title: _______________________

Address of Payee: (as described in Subscriber Information section)

_____________________________________

_____________________________________

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